Exhibit 5.1
Nixon Peabody LLP
437 Madison Avenue
New York, New York 10022-7001
(212) 940-3000
Fax:  (212) 940-3111

July 10, 2014
Spherix Incorporated
6430 Rockledge Drive, Suite 503
Bethesda, MD 20877

Ladies and Gentlemen:

We have acted as special counsel to Spherix Incorporated, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3, File No. 333-195346 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale from time to time on a delayed basis by the Company of up to $30,000,000 aggregate amount of the Company’s common stock, $0.0001 par value per share (the “Common Stock”), preferred stock, $0.0001 par value per share (“Preferred Stock”), warrants to purchase Common Stock, and units comprised of one or more of such Common Stock, Preferred Stock and warrants.  This letter relates to 125,000 shares of Common Stock (the “Shares”) to be issued by the Company to Roth Capital Partners, LLC (“Roth”) under the Registration Statement.

We have examined the Registration Statement, the preliminary prospectus dated May 7, 2014 contained in the Registration Statement, the Notice of Effectiveness of the Registration Statement issued by the Commission and dated May 16, 2014, and the prospectus supplement with respect to the Shares dated July 10, 2014 and filed with the Commission pursuant to Rule 424 under the Securities Act (the “Prospectus Supplement”).  We have examined originals or copies, certified or otherwise identified to our satisfaction, of all such records of the Company and all such agreements, certificates of public officials, certificates of officers or other representatives of the Company, and such other documents, certificates and corporate or other records as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

As to questions of fact material to our opinion expressed herein, we have, when relevant facts were not independently established, relied upon certificates of, and information received from, the Company and/or representatives of the Company.  We have made no independent investigation of the facts stated in such certificates or as to any information received from the Company and/or representatives of the Company and do not opine as to the accuracy of such factual matters.  We also have relied, without investigation, upon certificates and other documents from public officials.

The opinion expressed below is limited to the General Corporation Law of the State of Delaware, and we do not express any opinion herein concerning any other law.

Based upon and subject to the foregoing, and the other qualifications and limitations contained herein, we are of the opinion that the Shares are duly authorized and, when issued, will be validly issued, fully-paid and nonassessable.

This opinion may only be used in connection with the Registration Statement and may not be used, quoted or relied upon for any other purpose nor may this opinion be furnished to, quoted to or relied upon by any other person or entity, for any purpose, without our prior written consent.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of this firm’s name under the caption “Legal Matters” in the Prospectus Supplement.  In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Nixon Peabody LLP